Exhibit 99

COGNOS INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
(US$000s except share amounts, CDN GAAP)
(Unaudited)

	Three months ended November 30,		Nine months ended November 30,

	2002	2001	2002	2001

Revenue
Product license	$ 62,223	$ 59,114	$167,097	$ 152,835
Product support	52,853	44,578	152,269	129,005
Services	22,998	20,489	67,942	66,670

Total revenue	138,074	124,181	387,308	348,510

Operating expenses
Cost of product license	722	847	2,170	2,915
Cost of product support	5,240	3,825	14,682	11,981
Selling, general, and administrative	87,060	86,863	258,281	264,887
Research and development	18,264	17,579	56,991	55,424
Investment tax credits	(2,179)	(1,099)	(4,837)	(3,659)
Special charges	-	-	-	12,798

Total operating expenses	109,107	108,015	327,287	344,346

Operating income	28,967	16,166	60,021	4,164
Interest expense	(211)	(88)	(442)	(257)
Interest income	1,521	1,947	4,741	7,167

Income before taxes	30,277	18,025	64,320	11,074
Income tax provision	11,100	5,957	23,618	5,441

Net income	$19,177	$ 12,068	$40,702	$ 5,633
Retained earnings at beginning of the period	173,524	160,512	164,144	175,946
Repurchase of shares	(6,234)	(8,955)	(18,379)	(17,954)

Retained earnings at end of the period	$186,467	$163,625	$186,467	$163,625

Net income per share
Basic	$0.22	$0.14	$0.46	$0.06

Diluted	$0.21	$0.13	$0.45	$0.06

Weighted average number of shares (000s)
Basic	87,845	87,488	87,916	87,840

Diluted	89,882	89,456	90,487	89,980

(See accompanying notes)

COGNOS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(US$000s, CDN GAAP)

	November 30, 2002	February 28, 2002

Assets	(Unaudited)
Current assets
Cash and cash equivalents	$176,542	$192,900
Short-term investments	161,561	121,629
Accounts receivable	102,397	114,059
Inventories	566	537
Prepaid expenses	6,285	6,765
Income tax assets	5,759	6,404

	453,110	442,294
Fixed assets	58,586	59,008
Goodwill	15,523	15,230
Intangible assets	7,241	14,203

	$534,460	$530,735

Liabilities
Current liabilities
Accounts payable	$ 22,678	$ 26,387
Accrued charges	25,771	34,210
Salaries, commissions, and related items	39,780	37,453
Income taxes payable	2,907	6,167
Deferred revenue	99,607	110,504

	190,743	214,721
Long-term liabilities	3,440	9,131
Deferred income taxes	8,190	6,328

	202,373	230,180

Stockholders' Equity
Capital stock
Common shares (November 30, 2002 - 87,863,382; February 28, 2002 - 87,997,220)	160,373	151,637
Retained earnings	186,467	164,144
Accumulated other comprehensive items	(14,753)	(15,226)

	332,087	300,555

	$534,460	$530,735

(See accompanying notes)

COGNOS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$000s, CDN GAAP)
(Unaudited)

	Three months ended November 30,		Nine months ended November 30,

	2002	2001	2002	2001

Cash provided by (used in) operating activities
Net income	$ 19,177	$ 12,068	$ 40,702	$ 5,633
Non-cash items
Depreciation and amortization	6,451	9,972	19,850	28,340
Amortization of deferred stock-based compensation	148	504	518	1,658
Amortization of other deferred compensation	119	606	415	1,938
Deferred income taxes	3,961	(1,010)	1,962	(4,232)
Loss on disposal of fixed assets	8	43	109	583

	29,864	22,183	63,556	33,920
Change in non-cash working capital
Decrease (increase) in accounts receivable	(18,157)	(6,116)	15,642	44,870
Decrease (increase) in inventory	203	48	(12)	192
Decrease in prepaid expenses	1,484	366	867	1,911
Decrease (increase) in income tax assets	-	2,768	-	(5,526)
Increase (decrease) in accounts payable	4,259	(1,631)	(4,458)	(3,745)
Increase (decrease) in accrued charges	(355)	3,911	(9,755)	9,899
Increase in salaries, commissions, and related items	3,390	3,410	935	5,944
Increase (decrease) in income taxes payable	125	(144)	(3,074)	(16,747)
Decrease in deferred revenue	(5,484)	(2,123)	(14,903)	(10,693)

	15,329	22,672	48,798	60,025

Cash provided by (used in) investing activities
Maturity of short-term investments	19,851	56,557	190,232	235,743
Purchase of short-term investments	(139,146)	(83,144)	(228,789)	(232,035)
Additions to fixed assets	(3,559)	(2,026)	(11,328)	(10,401)

	(122,854)	(28,613)	(49,885)	(6,693)

Cash provided by (used in) financing activities
Issue of common shares	4,106	1,645	9,831	7,073
Repurchase of shares	(6,850)	(9,994)	(19,992)	(19,992)
Decrease in long-term debt and long-term liabilities	(2,361)	(806)	(5,464)	(645)

	(5,105)	(9,155)	(15,625)	(13,564)

Effect of exchange rate changes on cash	72	(977)	354	(825)

Net increase (decrease) in cash and cash equivalents	(112,558)	(16,073)	(16,358)	38,943
Cash and cash equivalents, beginning of period	289,100	170,309	192,900	115,293

Cash and cash equivalents, end of period	176,542	154,236	176,542	154,236
Short-term investments, end of period	161,561	113,881	161,561	113,881

Cash, cash equivalents, and short-term investments, end of period	$338,103	$268,117	$338,103	$268,117

(See accompanying notes)

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

1.	Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared by the Corporation in United States (U.S.) dollars and in accordance with Canadian generally accepted accounting principles (“GAAP”) with respect to the preparation of interim financial information. Accordingly, they do not include all information and footnotes as required in the preparation of annual consolidated financial statements. These unaudited condensed notes to the consolidated financial statements should be read in conjunction with the audited financial statements and notes included in the Annual Information Form for the fiscal year ended February 28, 2002.

The preparation of these unaudited consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. In the opinion of Management, these unaudited consolidated financial statements reflect all adjustments (which include only normal, recurring adjustments) necessary to state fairly the results for the periods presented. Actual results could differ from these estimates and the operating results for the interim periods presented are not necessarily indicative of the results expected for the full year.

All information is presented in thousands of U.S. dollars, unless otherwise stated. Consolidated financial statements prepared in accordance with U.S. GAAP, in U.S. dollars, are made available to all shareholders, and filed with various regulatory authorities.

2.	Revenue Recognition

The Corporation recognizes revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants.

Substantially all of the Corporation’s product license revenue is earned from licenses of off-the-shelf software requiring no customization. Revenue from these licenses is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. If a license includes the right to return the product for refund or credit, revenue is recognized net of an allowance for estimated returns provided all the requirements of SOP 97-2 have been met.

Revenue from product support contracts is recognized ratably over the life of the contract. Incremental costs directly attributable to the acquisition of product support contracts, and that would not have been incurred but for the acquisition of that contract, are deferred and expensed in the period the related revenue is recognized. These costs include commissions payable on sales of support contracts.

Revenue from education, consulting, and other services is recognized at the time such services are rendered.

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

For contracts with multiple obligations (e.g. deliverable and undeliverable products, support obligations, education, consulting and other services), the Corporation allocates revenue to each element of the contract based on objective evidence, specific to the Corporation, of the fair value of the element.

3.	Goodwill

During the three and nine months ended November 30, 2002 there were additions to goodwill of $115,000 and $293,000 related to additional consideration paid to the former shareholders of Teijin Cognos Incorporated (TCI). This additional consideration was based on components of the net revenue of TCI during the quarter.

Under CICA Handbook Section 3062 Goodwill and Other Intangible Assets (Section 3062) which the Corporation implemented March 1, 2002, goodwill will no longer be amortized but will be subject to an annual impairment test. The Corporation performed the required impairment tests of goodwill as of March 1, 2002. The effect of these tests was not material on the earnings and financial position of the Corporation.

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

If the non-amortization provision of Section 3062 had been in effect beginning March 1, 2001 the effect would have been as follows (000’s except per share amounts):

	Three months ended November 30,		Nine months ended November 30,
	2002	2001	2002	2001

Reported net income	$19,177	$12,068	$40,702	$5,633
Goodwill amortization	-	1,089	-	3,267

Adjusted net income	$19,177	$13,157	$40,702	$8,900

Basic net income per share:
Reported net income:	$0.22	$0.14	$0.46	$0.06
Goodwill amortization	-	0.01	-	0.04

Adjusted net income	$0.22	$0.15	$0.46	$0.10

Diluted net income per share:
Reported net income:	$0.21	$0.13	$0.45	$0.06
Goodwill amortization	-	0.02	-	0.04

Adjusted net income	$0.21	$0.15	$0.45	$0.10

Weighted average number of shares:
Basic	87,845	87,488	87,916	87,840

Diluted	89,882	89,456	90,487	89,980

4.	Intangible Assets

	As at November 30, 2002		As at February 28, 2002

	Cost	Accumulated Amortization	Cost	Accumulated Amortization	Amortization Rate

	($000s)		($000s)
Acquired Technology	$ 13,681	$ 10,664	$ 13,681	$ 8,720	20%
In-process technology	38,400	34,421	38,400	29,817	20%
Deferred Compensation	8,945	8,700	8,945	8,286	Compensation Period

	61,026	53,785	61,026	46,823
	(53,785)		(46,823)

Net book value	$ 7,241		$ 14,203

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Amortization of intangible assets was $1,968,000 and $3,210,000 in the quarters ended November 30, 2002 and November 30, 2001, respectively and was $6,962,000 and $9,752,000 for the nine months ended November 30, 2002 and November 30, 2001, respectively. The estimated amortization expense related to intangible assets is as follows ($000s):

2003 (Q4)	$1,209
2004	4,442
2005	1,007
2006	583

5.	Income Taxes

The Corporation provides for income taxes in its quarterly unaudited financial statements based on the estimated effective tax rate for the full fiscal year.

6.	Net Income per Share

The reconciliation of the numerator and denominator for the calculation of basic and diluted net income per share is as follows: (000s except per share amounts)

	Three months ended November 30,		Nine months ended November 30,

	2002	2001	2002	2001

Basic Net Income per Share
Net income	$19,177	$12,068	$40,702	$5,633

Weighted average number of shares outstanding	87,845	87,488	87,916	87,840

Basic net income per share	$0.22	$0.14	$0.46	$0.06

Diluted Net Income per Share
Net income	$19,177	$12,068	$40,702	$5,633

Weighted average number of shares outstanding	87,845	87,488	87,916	87,840
Dilutive effect of stock options	2,037	1,968	2,571	2,140

Adjusted weighted average number of shares outstanding	89,882	89,456	90,487	89,980

Diluted net income per share	$0.21	$0.13	$0.45	$0.06

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

7.	Comprehensive Income

Comprehensive income includes net income and other comprehensive income (OCI). OCI refers to changes in net assets from transactions and other events, and circumstances other than transactions with stockholders. These changes are recorded directly as a separate component of Stockholders’ Equity and excluded from net income. The only other comprehensive income item for the Corporation relates to foreign currency translation adjustments pertaining to those subsidiaries not using the U.S. dollar as their functional currency net of derivative gains or losses.

The components of comprehensive income were as follows ($000’s):

	Three months ended November 30,		Nine months ended November 30,

	2002	2001	2002	2001

Net income	$19,177	$12,068	$40,702	$5,633
Other comprehensive income (expense):
Foreign currency translation adjustments	(286)	(1,555)	473	(3,431)

Comprehensive income	$18,891	$10,513	$41,175	$2,202

8.	Accounting for Stock Option Plans

As permitted by CICA Handbook Section 3870 Stock-Based Compensation and Other Stock-Based Payments (Section 3870), the Corporation did not adopt the fair value based method of accounting for all employee stock-based compensation. The exercise price of all stock options is equal to the market price of the stock on the trading day preceding the date of grant. Accordingly, no compensation cost has been recognized in the financial statements for the Corporation’s stock option and stock purchase plans.

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Section 3870 requires disclosure of pro forma net income and earnings per share as if the Corporation had elected to adopt the fair value based accounting method. If the fair values of the options granted had been recognized as compensation expense on a straight line basis over the vesting period of the grant, stock-based compensation costs would have reduced net income, basic net income per share and diluted income per share as indicated in the table below ($000’s):

	Three months ended November 30,		Nine months ended November 30,

	2002	2001	2002	2001

Net income (loss):
As reported	$19,177	$12,068	$40,702	$ 5,633
Proforma	$11,528	$ 5,411	$19,680	$(13,702)
Basic net income (loss) per share:
As reported	$0.22	$0.14	$0.46	$0.06
Proforma	$0.13	$0.06	$0.22	$(0.16)
Diluted net income (loss) per share:
As reported	$0.21	$0.13	$0.45	$0.06
Proforma	$0.13	$0.06	$0.22	$(0.15)

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	Three months ended November 30,		Nine months ended November 30,

	2002	2001	2002	2001

Risk-free interest rates	N/A*	3.1%	3.7%	4.2%
Expected life of options	N/A*	2.8 years	2.9 years	2.9 years
Expected volatility	N/A*	68.5%	67.9%	68.5%
Dividend yield	N/A*	0.0%	0.0%	0.0%

*	During the three months ended November 30, 2002 no options were granted.

9.	Segmented Information

The Corporation has one reportable segment—computer software products.

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

10.	Secondary Offering

On July 16, 2002, the Corporation filed a final registration statement with the United States Securities and Exchange Commission and a Canadian prospectus with Canadian securities regulators for a secondary offering of 3,600,000 common shares at a price to the public of $17.50 per share. All of the common shares in the offering were sold by certain entities affiliated with Michael U. Potter. The Corporation did not receive any proceeds from the sale of the shares. The Corporation incurred costs related to the filing of this secondary offering and those costs were expensed during the quarter ended August 31, 2002. Under this secondary offering the Corporation repurchased 180,000 of its own shares at an aggregate purchase price of $3,150,000.

11.	Subsequent Event

On January 10, 2003, subsequent to the quarter ended November 30, 2002, the Corporation completed the acquisition of privately-held Adaytum, Inc. (“Adaytum”), based in Minneapolis, Minnesota. Adaytum is a leading global provider of enterprise performance planning software. The Corporation entered into an Agreement and Plan of Reorganisation dated December 19, 2002 (the “Merger Agreement”). The total merger consideration is approximately $157 million, after adjustments provided for in the Merger Agreement. In addition, the Corporation assumed certain stock options that were outstanding under Adaytum’s stock option plan.